Exhibit 99(a)(1)

MONTHLY SERVICER’S CERTIFICATE

(TO BE DELIVERED EACH MONTH PURSUANT TO SECTION 3.01(b)(i)

OF THE SERIES 2004-1 TRANSITION PROPERTY SERVICING AGREEMENT)

TXU ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC,

Series 2004-1 Bonds

TXU Electric Delivery Company, as Servicer

Pursuant to the Series 2004-1 Transition Property Servicing Agreement dated as of June 7, 2004 (the “Series 2004-1 Transition Property Servicing Agreement”) between TXU Electric Delivery Company, as Servicer, and TXU Electric Delivery Transition Bond Company LLC, as Issuer, the Servicer does hereby certify as follows:

SERIES 2004-1 COLLECTION PERIOD: January 2007

Customer Class	a. Series 2004-1 Transition Charges in Effect		b. Series 2004-1 Transition Charges Billed	c. Actual Series 2004-1 Transition Charge Payments Received	d. Series 2004-1 Transition Charge Remittances Made to Trustee
Residential Service	$0.000993	/ kWh	$3,185,486.49	$2,549,859.26	$2,549,859.26
General Service Secondary			$3,187,839.90	$3,121,811.55	$3,121,811.55
Non-demand	$0.000374	/ kWh
Demand	$0.272	/ kW
General Service Primary			$485,867.73	$473,137.27	$473,137.27
Non-demand	$0.000594	/ kWh
Demand	$0.336	/ kW
High Voltage Service	$0.168	/ kW	$227,994.34	$225,977.09	$225,977.09
Lighting Service	$0.001197	/ kWh	$49,596.22	$48,756.86	$48,756.86
Instantaneous Interruptible	$0.139	/ kW	$130,393.27	$123,326.23	$123,326.23
Noticed Interruptible	$0.294	/ kW	$250,334.22	$252,766.51	$252,766.51

Total			$7,517,512.17	$6,795,634.77	$6,795,634.77

Capitalized terms used herein have their respective meanings set forth in the Series 2004-1 Transition Property Servicing Agreement.

In WITNESS HEREOF, the undersigned has duly executed and delivered this Monthly Servicer’s Certificate this 8th day of February, 2007.

TXU ELECTRIC DELIVERY COMPANY,
as Servicer

By:	/s/ John M. Casey
Name:	John M. Casey
Title:	Assistant Treasurer